EXHIBIT 2
                           ASSET PURCHASE AGREEMENT

                                    among

                                UNI-MARTS, INC.

                                     AND

                          ORLOSKI SERVICE STATION, INC.,

                           GRACEDALE PROPERTIES, INC.,

                             BLAKESLEE CORNER, INC.,

                                     AND

                      FRANK R. ORLOSKI AND ADELINE M. ORLOSKI








                         Dated as of February 23, 2000

                               TABLE OF CONTENTS

ARTICLE I                                                           1

PURCHASE AND SALE OF ASSETS                                         1

1.1.  Purchase and Sale of Assets.                                  1
1.2.  Excluded Assets.                                              3
1.3.  Non-Assignable Assets.                                        4
1.4.  Assumed Contracts.                                            4
1.5.  Inventory Consideration.                                      4

ARTICLE II                                                          6

PURCHASE PRICE                                                      6

2.1.  Purchase Price.                                               6
2.2.  Adjustments to the Purchase Price.                            7
2.3.  Payment of Purchase Price.                                    7
2.4.  Escrow Fund.                                                  7
2.5.  Allocation of Purchase Price; Tax Reporting.                  8

ARTICLE III                                                         8

NO ASSUMPTION OF THE SELLING PARTIES' LIABILITIES                   8

3.1.  No Assumption of Liabilities.                                 8
3.2.  Proration of Certain Expenses.                               10
3.3.  Selling Parties Will Pay Its Other Liabilities.              10
3.4.  Taxes, Fees and Expenses                                     10

ARTICLE IV                                                         11

EMPLOYEES                                                          11

4.1.  Employees and Offers of Employment.                          11
4.2.  OSSI's Employee Benefit Plans.                               11
4.3.  Buyer Benefit Plans.                                         12
4.4.  No Third Party Beneficiaries.                                13
4.5.  COBRA.                                                       13

ARTICLE V                                                          13

CLOSING                                                            13

5.1.  The Closing.                                                 13
5.2.  Action by the Selling Parties.                               13
5.3.  Action by the Buyer.                                         14

ARTICLE VI                                                         14

REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE SELLING PARTIES   14

6.1.  Organization and Qualification.                              14
6.2.  Capitalization.                                              14
6.3.  Subsidiaries.                                                14
6.4.  Authorization of Agreement.                                  15
6.5.  Corporate Power.                                             15
6.6.  No Violation of Law or Default by Reason of Execution and
      Performance of this Agreement.                               15
6.7.  Approvals and Consents.                                      15
6.8.  Financial Statements.                                        15
6.9.  No Undisclosed Liabilities.                                  16
6.10. No Material Changes.                                         16
6.11. Tax Returns, Audits and Tax Payments.                        17
6.12. Permits and Licenses.                                        18
6.13. Compliance with Laws and Regulations.                        18
6.14. Environmental Matters.                                       18
6.15. Title to and Condition of Real Property.                     22
6.16. Marketable Title to Personal Property; Condition of Personal
      Property.                                                    22
6.17. Inventory.                                                   23
6.18. Material Contracts.                                          23
6.19. Litigation.                                                  24
6.20. Insurance.                                                   24
6.21. Banking Arrangements.                                        24
6.22. Absence of Creditors' Arrangements and Bankruptcies.         24
6.23. Employee Benefit Plans.                                      24
6.24. Labor Matters.                                               25
6.25. Interest in Competitors and Others.                          26
6.26. Supplies and Vendors.                                        26
6.27. Conditions Affecting OSSI.                                   26
6.28. Minute Books, Stock Records, Officers, Directors.            26
6.29. Brokers.                                                     26
6.30. Full Disclosure.                                             27

ARTICLE VII                                                        27

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER             27

7.1.  Organization.                                                27
7.2.  Authorization.                                               27

ARTICLE VIII                                                       27

CONDUCT OF BUSINESS AND AFFAIRS OF OSSI PENDING CLOSING            27

8.1.  Conduct of Business Pending Closing.                         27
8.2.  Negotiations with Other Parties.                             29
8.3.  Best Efforts.                                                29
8.4.  Access to Information and Employees.                         29
8.5.  Update of Disclosure.                                        30
8.6.  Casualty, Risk of Loss.                                      31
8.7.  Remediation.                                                 31

ARTICLE IX                                                         31

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER                   31

9.1.  Performance of Agreements.                                   31
9.2.  Representations and Warranties.                              31
9.3.  Authorization Documents.                                     32
9.4.  Good Standing Certificate.                                   32
9.5.  No Material Adverse Change.                                  32
9.6.  No Adverse Legal Proceedings.                                32
9.7.  Opinion of the Selling Parties' Counsel.                     32
9.8.  HSR Act Matters.                                             32
9.9.  Title Insurance.                                             33
9.10. Survey.                                                      33
9.11. Deeds.                                                       33
9.12. Possession.                                                  33
9.13. Inspection Reports and Surveys.                              33
9.14. Financing.                                                   33
9.15. Consents.                                                    33
9.16. Assets Transferred at Closing.                               34
9.17. Board of Directors Approval.                                 34
9.18. Due Diligence.                                               34
9.19. PA Bulk Sales Notices.                                       34
9.20. Tax Lien Certificates.                                       35
9.21. Tax Clearance Certificates.                                  35
9.22. Non Competition Agreement.                                   35


ARTICLE X                                                          35

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES         35

10.1. Performance of Agreements.                                   35
10.2. Representations and Warranties of the Buyer.                 35

ARTICLE XI                                                         36

INDEMNIFICATION REMEDIES                                           36

11.1. Indemnification by the Selling Parties.                      36
11.2. Indemnification by the Buyer.                                36
11.3. Determination of Losses.                                     36
11.4. Procedures Relating to Indemnification for Third Party Claims
      under Sections 11.1 and 11.2.                                37
11.5. Nature and Survival of Representations                       38

ARTICLE XII                                                        39

CERTAIN POST-CLOSING MATTERS                                       39

12.1. Availability of Records.                                     39
12.2. Collection of Accounts Receivable.                           39

ARTICLE XIII                                                       40

TERMINATION OF AGREEMENT                                           40

13.1. Termination.                                                 40
13.2. Effect of Termination.                                       40


ARTICLE XIV                                                        41

MISCELLANEOUS                                                      41

14.1. Governing Law                                                41
14.2. Parties in Interest                                          41
14.3. No Third Party Beneficiaries.                                41
14.4. Entire Agreement.                                            41
14.5. Notices                                                      41
14.6. Headings and Titles                                          42
14.7. Modification                                                 42
14.8. Counterparts                                                 43

ARTICLE XV                                                         43

INDEMNIFICATION REMEDIES                                           43

15.1. Indemnification by the Selling Parties.                      43
15.2. Determination of Environmental Losses.                       44

SCHEDULES AND EXHIBITS REFERRED TO IN AGREEMENT


List of Schedules             Title
---------------------         ------

Schedule 1.1(a)               Store Premises
Schedule 1.1(b)               Unimproved Premises
Schedule 1.1(d)               Personal Property
Schedule 1.1(f)               Lawsuits
Schedule 1.1(k)               Assumed Prepaid Items
Schedule 1.1(n)               Store Fund
Schedule 1.2                  Excluded Motor Vehicles, Office and Store
                              Equipment and Prepaid Items
Schedule 1.4                  Assumed Contracts
Schedule 1.5                  Inventory
Schedule 2.3                  Purchase Price Allocation Among the Selling
                              Parties
Schedule 2.5                  Purchase Price Allocation Among the Assets
Schedule 3.2                  Prepaid Operating Expenses
Schedule 4.1                  Employee Accruals
Schedule 6.2                  Majority Shareholders
Schedule 6.3                  Subsidiaries
Schedule 6.7                  Required Approvals and Consents
Schedule 6.9                  Liabilities
Schedule 6.12                 Permits and Licenses
Schedule 6.14                 Environmental Matters
Schedule 6.15(a)              Real Property Encumbrance
Schedule 6.15(b)              Real Property Encroachment
Schedule 6.16                 Personal Property Encumbrances
Schedule 6.18                 Material Contracts
Schedule 6.19                 Litigation
Schedule 6.20                 Insurance
Schedule 6.21                 Banking Arrangements
Schedule 6.23                 Employee Benefit Plans
Schedule 6.24                 Labor Matters
Schedule 6.25                 Interest in Competitors and Others
Schedule 6.26                 Suppliers and Vendors
Schedule 6.27                 Conditions Affecting the Company

List of Exhibits              Title
------------------            -----
     A                        Indemnity Escrow Agreement
     B                        Bill of Sale
     C                        Assignment and Assumption Agreement
     D                        Non Competition Agreement

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated February 23, 2000 is made among UNI-MARTS, INC., a Delaware corporation, or its assigns ("Buyer"), ORLOSKI SERVICE STATION, INC., a Pennsylvania corporation ("OSSI"), GRACEDALE PROPERTIES, INC., a Pennsylvania corporation ("Gracedale"), BLAKESLEE CORNER, INC., a Pennsylvania corporation ("Blakeslee") (OSSI, Gracedale and Blakeslee are collectively referred to herein as the "Orloski Entities"), FRANK R. ORLOSKI and ADELINE M. ORLOSKI (collectively, the "Majority Shareholders") (the Orloski Entities and the Majority Shareholders are collectively referred to herein as the "Selling Parties").

                             BACKGROUND

     A. OSSI is engaged in the business of operating gasoline stations and related retail stores under the name "Orloski's Quik
Mart" ("OSSI's Business").

     B.   The Majority Shareholders, Gracedale and Blakeslee own
Certain parcels of real property and improvements which are used in the operation of OSSI's Business.

     C. The Majority Shareholders own a majority of the outstanding Capital stock of OSSI and the children of the Majority Shareholders, who will be parties to the Non-Competition Agreements described in
Section 9.22 hereof, own all of the outstanding capital stock of Gracedale and Blakeslee.

     D. The Selling Parties desire to sell to the Buyer, and Buyer desires to purchase from the Selling Parties, all of the Assets
(defined in Section 1.1) pursuant to the terms of this Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                                ARTICLE I

                        PURCHASE AND SALE OF ASSETS
                        ---------------------------

     1.1.  Purchase and Sale of Assets.
           ---------------------------
           Upon the terms and subject to the conditions of this Agreement, at the Closing (defined in Section 5.1) the Selling Parties will sell and the Buyer will purchase, free and clear of all claims, liabilities, encumbrances, liens and security interests of any kind whatsoever, OSSI's Business as a going concern and all of the following assets of the Selling Parties as existing at the Closing (collectively, the "Assets"):

          (a) The parcels of real property used for the locations of OSSI's Business as more particularly described on Schedule 1.1(a) and all buildings and improvements thereon, and all fixtures, rights, easements, privileges, hereditaments belonging or appertaining thereto (including condemnation awards) or any additions thereto (collectively, the "Store Premises");

          (b) The parcels of unimproved real property and all fixtures, rights, easements, privileges, hereditaments belonging or appertaining thereto (including condemnation awards) or any additions thereto, as more particularly described on Schedule
     1.1(b)    (collectively, the "Unimproved Premises") and all
     dealer locations   where OSSI has an interest in the related
     real property which are    also described on Schedule 1.1(b)
     (the "Dealer Locations") (the Store Premises, the Unimproved Premises and the Dealer Locations are collectively referred to herein as the "Real Property");

          (c) All merchandise inventory, including petroleum product, owned by OSSI and held for resale to customers and all parts and supply inventory owned by OSSI, including bags and other packaging items and janitorial supplies, in each case located within or at any Store Premises as of the Inventory Date
     (defined in Section 1.5(a)(i)) (the "Inventory");

          (d) All of the furniture, fixtures, machinery, supplies, equipment, parts and other items of personal property of OSSI, wherever located, including but not limited to those items listed on Schedule 1.1(d) (provided that the equipment and machinery in the central corporate office and maintenance shed to be transferred shall be that used in the normal course of OSSI's Business), and all furniture, fixtures, machinery, supplies, equipment, parts and other items of personal property, wherever located, of the other Orloski Entities which are described in Schedule 1.1(d) (collectively, the "Personal Property"), and all service contracts and warranty and other rights relating thereto;

          (e) Subject to Sections 1.3 and 1.4, all rights and interest of the Selling Parties in and to all Contracts (defined in Section 6.18) listed on Schedule 1.4 which the Buyer has agreed to assume;

          (f) All claims and causes of action against others for breach of contract, tort or otherwise and all lawsuits
     (excluding Civil Action No. 5817-C of 1989, Frank and Adeline Orloski and OSSI vs. The Commonwealth of Pennsylvania,
     Department of Transportation) listed on Schedule 1.1(f);

          (g) All governmental or other licenses, permits and authorizations relating to the conduct of OSSI's Business or the Assets which are listed on Schedule 6.12 (the "Permits");

         (h) All books, records and accounts, correspondence, production records, sales records, suppliers records, employment records, drawings, plans, specifications and other records relating to operating procedures, processes, inventions and know-how of OSSI;

          (i) All of OSSI's records relating to OSSI's Business;

          (j) All of OSSI's right, title and interest in the service mark "Subs Now", and for a period of one (1) year after the Closing Date (defined in Section 5.1), permission to the use of the name "Orloski's" (provided that Buyer does not permit the sale of certain magazines as agreed upon by Buyer and Selling Parties in stores using the nane Orloski's during that one-year period);


          (k) certain prepaid cash items listed on Schedule 1.1(k);

          (l) certain notes receivable due from dealers aggregating
     approximately $270,000 and listed on Schedule     1.1(l);

          (m) The goodwill associated with OSSI's Business; and

          (n) The store fund (excluding lottery funds) as described in Schedule 1.1(n) (the "Store Fund").

     1.2.  Excluded Assets.
           ---------------
           The Selling Parties will not sell and the Buyer will not purchase pursuant to Section 1.1 the following assets of the Selling Parties existing at the Closing (the "Excluded Assets"):

          (a) The Selling Parties' cash, excluding the Store Fund;

          (b) OSSI's trade accounts receivable existing at the Closing and amounts earned but not yet billed for goods sold and delivered before the Closing Date (the "Accounts Receivable");

          (c) OSSI's receivables due from shareholders;

          (d) OSSI's corporate seal, minute books and other records relating exclusively to OSSI's corporate organization and capitalization;

          (e) Certain motor vehicles used by Orloski family members or otherwise not used in the day-to-day operation of the OSSI Business and listed on Schedule 1.2;

          (f) Certain prepaid cash items listed on Schedule 1.2;

          (g) The Non-Assignable Assets (defined in Section 1.3); and

          (h) Certain store and office equipment not owned by the Selling Parties listed on Schedule 1.2.

     1.3. Non-Assignable Assets.
          ---------------------
          To the extent that any of the Assumed Contracts (defined in Section 1.4) or Permits is not capable of being transferred validly to the Buyer as provided for in Section 1.1 without the consent or waiver of any Person (defined in this Section 1.3) (including without limitation any governmental agency) or if such a transfer or an attempt to effect such a transfer would constitute a breach thereof or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer of such Assumed Contract or Permit (the "Non-Assignable Assets"). For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization. The Selling Parties will use their best efforts to obtain such consent or waiver of each such Person whose consent or waiver is so required. If the Closing occurs and the Buyer shall have waived the conditions of Section 9.15 relating to such consent or waiver, then to the extent that any such consent or waiver shall not have been obtained, after the Closing the Selling Parties will (a) use reasonable efforts to obtain such consent or waiver and upon obtaining it will assign and transfer such Assumed Contract or Permit to the Buyer, (b) cooperate with the Buyer by entering into any reasonable arrangement designed to provide to the Buyer the benefit of such Assumed Contract or Permit (without Selling Parties' incurring any new or additional obligations to any Person other than the Buyer) and (c) at the request and expense of the Buyer, enforce for the Buyer's account any rights of the Selling Parties under or arising from any such Assumed Contract or Permit (including without limitation the right to terminate such Assumed Contract or Permit). In any such case, among the parties hereto, (i) the Selling Parties will have no liabilities or obligations hereunder other than as set forth in this Agreement with respect to such Assumed Contract or Permit, (ii) the failure to obtain any such consent or waiver with respect to such Assumed Contract or Permit will not be a breach of any obligation of the Selling Parties hereunder,
(iii) the Buyer will indemnify the Selling Parties with respect to such Assumed Contract or Permit as provided in Section 11.2 and (iv) the Buyer will have no obligation with respect to any such Assumed Contract or Permit except to the extent provided in the arrangements respecting it referred to in the fourth sentence of this Section.

     1.4. Assumed Contracts.
          -----------------
          There is set forth on Schedule 1.4 a list of Contracts (defined in Section 6.18) to be assigned to and assumed by Buyer (the "Assumed Contracts"). Selling Parties shall (subject to Section 1.3 ) at Closing be obligated to assign all of their respective right, title and interest under such Assumed Contracts to Buyer. Subject to Section 1.3, Buyer shall assume and be fully liable for the obligations accruing on or after Closing under the Assumed Contracts and Selling Parties shall not be responsible for any such obligations.

     1.5. Inventory Consideration.
          -----------------------
               (a) For the purpose of this Agreement, the "Inventory Purchase Price" shall be the sum of:

                  (i) 70% of the sum of the Aggregate Retail Value (defined in Section 1.5(b)(i)) of all Stores Premises for all shelf merchandise Inventory owned by OSSI other than petroleum product located within or at any of the Store Premises as of the date which is within two (2) days prior to the Closing Date, on which date a physical inventory is conducted of the Inventory for each Store Premises (the "Inventory Date"). The proceeds from the sale of Inventory during the time the physical inventory is being conducted shall be divided equally between Buyer and Selling Parties. From the Inventory Date until the Closing Date, Buyer shall be entitled to all proceeds from the sale of Inventory; provided, however, Selling Parties shall retain all liability and risk of loss until the Closing has occurred; plus

                  (ii)  OSSI's last net rack price on the day
                        prior to the Inventory Date, including all applicable (as determined by Selling Parties' and Buyer's counsel) federal, state and local taxes plus freight costs, as of the Inventory Date, for all petroleum product Inventory in tanks at any of the Store Premises as of the Inventory Date; plus

                 (iii)  mutually agreed upon dollar amounts (i)
                        per Store Premises, (ii) for the office for all of OSSI's office supplies located at the Store Premises, and (iii) for OSSI's office supplies located at the Office Premises (as determined at the Inventory Date by the Inventory Team) (as defined in
                        Section 1.5(b)) and supply Inventory owned by OSSI located within or at any of the Store Premises as of the Inventory Date; plus

                 (iv) OSSI's net invoice cost for all cups and ice bags located at the Store Premises.

          The amount of Inventory transferred hereunder shall be determined in accordance with Section 1.5(b) hereof.

     (b) The inventory procedures used to determine the Aggregate Retail Value for each Store Premises shall be as follows (together with such additional procedures as shall be mutually agreed upon):

                    (i) Buyer and Selling Parties, on the Inventory Date, shall each have representatives present at each Store Premises (the "Inventory Counting Team") to conduct a physical inventory of the shelf merchandise Inventory (other than petroleum product Inventory) for each Store Premises, based upon categories presently used by Buyer for physical inventories. The "Aggregate Retail Value" of such inventory for each Store Premises shall be the product of the retail price charged by OSSI and the count as determined by the physical inventory. In conducting such physical inventory of the shelf merchandise Inventory (other than the petroleum product Inventory, cups, ice bags and supplies as described above), all Inventory at each Store Premises shall be deemed merchantable (excluding damaged goods) and within code unless the date stamped by the manufacturer has expired on or before the Inventory Date.

                    (ii)  The quantities of petroleum product
                          Inventory to be purchased and sold hereunder shall be determined by measuring the quantities of petroleum product by an electronic monitoring system or by a dipstick coated with "water paste" at the Inventory Date with respect to each Store Premises. Such measuring shall be done jointly by Selling Parties and Buyer, and the quantity of water determined shall be subtracted from each dipstick reading.

                   (iii) The quantities of parts and supply Inventory, including cups, ice bags and supplies as described above to be purchased and sold hereunder shall be determined by an itemized physical inventory at each Store Premises conducted by the Inventory Counting Team. Such physical inventory shall be conducted for such Store Premises on the Inventory Date. Such inventory counting may be observed jointly by Selling Parties and Buyer.

          A list of supply Inventory categories is attached hereto as Schedule .5.

                                   ARTICLE II

                                 PURCHASE PRICE
                                 --------------
     2.1. Purchase Price.
          --------------
          The purchase price for the Assets (the "Purchase Price") shall be Thirty-eight Million Eight Hundred Eighty Thousand Dollars ($38,880,000), as adjusted pursuant to Sections 2.2 and 3.2 hereof.

     2.2. Adjustments to the Purchase Price.
          ---------------------------------
          The Purchase Price shall be increased by (i) the Inventory Purchase Price, (ii) the amount outstanding at Closing of the notes receivable listed on
Schedule 1.1(l), (iii) the amount of the Store Fund, and (iv) the amount of the prepaid cash items listed on Schedule 1.1(k), decreased by Twenty-five Thousand Dollars ($25,000), representing the previously delivered nonrefundable deposit by Buyer (the "Deposit"), and increased or decreased by the net prorations described in Section 3.2.

     2.3. Payment of Purchase Price.
          -------------------------
          At the Closing the Buyer will pay (i) $1 million to the Escrow Agent to be deposited into the Escrow Fund (defined in Section 2.4 hereof), and (ii) to the Selling Parties the balance of the Purchase Price (other than the Inventory Purchase Price) in cash by interbank wire transfer to such bank account of the Selling Parties as the Selling Parties shall have designated to Buyer at least two (2) business days before the Closing Date. Within ninety (90) days after the Closing Date, Buyer shall pay the Selling Parties the Inventory Purchase Price in the same manner as described above. The Purchase Price shall be allocated to each of the Selling Parties as set forth in Schedule 2.3, which will be mutually agreed upon by the parties and attached to this Agreement prior to Closing.

     2.4. Escrow Fund.
          -----------
               (a) At Closing, Buyer, on behalf of the Selling Parties, shall pay One Million Dollars ($1,000,000) out of the Purchase Price to a mutually acceptable escrow agent ("Escrow Agent"), to be held (the "Escrow Fund") and disbursed by the Escrow Agent as described in this Agreement and pursuant to a certain Indemnity Escrow Agreement attached hereto as Exhibit A (the "Indemnity Escrow Agreement"). For a period of one (1) year after the Closing Date, Selling Parties' obligations to Buyer pursuant to Sections 11.1 and 15.1 hereof shall be satisfied first from the Escrow Fund to the extent that the Escrow Fund has enough funds to pay Buyer's claims for Losses and Environmental Losses (defined in Sections 11.1 and 15.2). After such one (1) year period or to the extent the Escrow Fund has insufficient funds to cover Buyer's Losses and Environmental Losses, Buyer may otherwise proceed against the Selling Parties to enforce its rights under Article XI hereof.

               (b) Pursuant to the terms of the Escrow Agreement, upon the first anniversary of the Closing Date, the Escrow Agent shall release the Escrow Fund to the Selling Parties; provided, however, that if there exist outstanding claims by Buyer against Selling Parties pursuant to Sections 11.1 or 15.1 on such date, Escrow Agent shall only release such portion of the Escrow Fund equal to the Escrow Fund less the outstanding claims.

     2.5. Allocation of Purchase Price; Tax Reporting.
          -------------------------------------------
          The Purchase Price will be allocated among the Assets pursuant to
Schedule 2.5, which will be mutually agreed upon by the parties and attached to this Agreement prior to Closing. The Buyer will prepare for filing all information returns and statements which may be required by Section 1060 of the Internal Revenue Code and any regulations issued thereunder (the "Section 1060 Reports"). The Selling Parties will furnish to the Buyer all information relating to the Selling Parties and the Assets needed by the Buyer to prepare such Section 1060 Reports and the Selling Parties will execute and file the Section 1060 Reports as requested by the Buyer. The parties hereto will file all their respective tax returns and reports relating to the transactions contemplated hereby on a basis consistent with the Section 1060 Reports.

                                  ARTICLE III

                NO ASSUMPTION OF THE SELLING PARTIES' LIABILITIES
                -------------------------------------------------

     3.1. No Assumption of Liabilities.
          ----------------------------
                (a) Except as expressly provided herein, Buyer shall not assume, nor in any way be liable or responsible for, any claims, lawsuits, liabilities, obligations or debts of Selling Parties, including without limitation:

                    (i)   tort claims asserted against Selling
                          Parties, claims for breach of contract, or any claims of any kind asserted by customers, employees of Selling Parties or any other party that are based on acts or omissions occurring on or before the Closing Date;

                    (ii) any accounts payable, employment or other taxes, and any other obligation or liability of Selling Parties to pay money whatsoever;

                    (iii) liabilities or obligations of the Selling
                          Parties, the existence of which constitutes a breach of any of the Selling Parties' representations, warranties or covenants hereunder;

                    (iv) liabilities or obligations of the Selling Parties to make distributions to its shareholders as dividends in liquidation or otherwise;

                    (v) liabilities or obligations of the Selling Parties (other than the liabilities and obligations referred to in Section 3.1(b)) under or in connection with any transaction occurring after the Closing;

                    (vi) liabilities or obligations of the Selling Parties incurred in connection with or related to the transfer of the Assets and OSSI's Business pursuant to this Agreement or in connection with the Selling Parties' liquidation and dissolution;

                    (vii) liabilities of the Selling Parties, if any,
                          for federal, state or other income taxes arising out of, or resulting from, the transactions contemplated by this Agreement; and

                    (viii)liabilities of Selling Parties for any
                          severance or similar benefits to non-
                          Transferred Employees.

               (b) Notwithstanding the provisions of the immediately preceding Section 3.1(a), on the Closing Date, contingent upon the consummation of the transactions contemplated hereby, Buyer shall assume and thereafter in due course fully satisfy the following liabilities of the Selling
          Parties:

                    (i) those obligations arising under the Assumed Contracts specified pursuant to Section 1.4 and assigned by Selling Parties to Buyer, with respect to, and only with respect to, performance that becomes due thereunder subsequent to the Closing Date. Liabilities and obligations under such Assumed Contracts that have accrued, or the performance of which is due, on or prior to the Closing Date, and all liabilities and obligations under all other Contracts not expressly assumed by Buyer, shall remain the sole responsibility of the Selling Parties;

                    (ii)  the obligations and liabilities of the
                          Selling  Parties to Amoco Oil Company
                          ("Amoco") pursuant to an agreement with an effective date of January 1, 1998 in connection with Amoco's reimaging of certain of the Store Premises, which obligation shall be no greater than $2,340,000;

                    (iii) the obligations and liabilities of the Selling Parties to Texaco pursuant to an agreement with an effective date of July 1, 1998 in connection with Texaco's reimaging of certain of the Store
                          Premises, which obligation shall be no
                          greater than $200,000; and

                    (iv) certain obligations and liabilities of the Selling Parties to Amoco pursuant to an agreement dated March 18, 1997 in connection with the purchase of gasoline for the Store Premises, which obligation shall be no greater than $3,000,000.

     3.2. Proration of Certain Expenses.
          -----------------------------
               (a) Operating expenses such as telephone, utilities, rent and wages for the month (or other billing or payment period) in which the Closing occurs (the "Current Period"), which become payable after the Closing will be paid by the Buyer when due, subject to reimbursement or advance by the Selling Parties of the portion thereof accrued or relating to a period prior to the Closing (the "Selling Parties' Portion of Current Period Expenses").
          The Buyer will pay the Selling Parties for the portion of any operating expenses for the Current Period prepaid by the Selling Parties for the portion thereof accruing or relating to a period on or after the Closing Date which are listed on Schedule 3.2 (the "Buyer's Portion of Current Period Expenses"). To the extent that the Selling Parties' or the Buyer's Portion of Current Period Expenses is ascertainable at the Closing Date, the Selling Parties and the Buyer will pay such amount to the other at the Closing.

               (b) Real property taxes and all other public or governmental charges against the Real Property (including charges for sewer, water, drainage or other services) shall be apportioned between Selling Parties and Buyer as of the Closing Date and paid thereafter by Buyer; provided, however, that any penalties or interest for late payment or non-payment of such taxes or charges shall be paid solely by Selling Parties.

     3.3. Selling Parties Will Pay Its Other Liabilities.
          ----------------------------------------------
          The Selling Parties will pay and satisfy when due, whether before or after the Closing, all the Selling Parties' liabilities other than those described in Section 3.1(b). Subject to completion of the Closing, the Selling Parties will give the Buyer such evidence of such payment and satisfaction as the Buyer may from time to time request.

     3.4. Taxes, Fees and Expenses
          ------------------------
          Buyer and the Selling Parties shall each pay one-half of all transfer taxes payable in connection with the transfer and conveyances to be made to the Buyer hereunder. Buyer shall pay all sales tax, if any, payable in connection with the transfer and conveyances to be made to the Buyer hereunder. Buyer shall also pay all required filing fees in connection with the filing of the Notification and Report Form with the U.S. Department of Justice and Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). After the Closing the Selling Parties will pay all their other expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all related accounting and legal fees. No such taxes, fees or expenses shall be regarded for the purposes of this Agreement as having arisen in the ordinary course of business.

                             ARTICLE IV

                              EMPLOYEES
                              ---------

     4.1. Employees and Offers of Employment.
          ----------------------------------
               (a) On or prior to the Closing Date, Buyer may, but shall not be obligated to, offer employment to any or all employees of OSSI. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "Transferred Employees." The Selling Parties shall not take any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer. OSSI shall use its best efforts to retain certain employees of OSSI who are not Transferred Employees to assist Buyer in transition matters for a period of thirty (30) days after the Closing Date. Such OSSI employees shall not be employees or agents of Buyer and shall not be entitled to any of Buyer's employee benefits. OSSI shall pay all costs and expenses associated with such employee's services except that Buyer shall pay a portion of such costs proportional to the services rendered by such employees on behalf of Buyer during such 30-day period. OSSI shall not pay such employees any severance or similar benefits until after the expiration of such thirty (30) day period.

               (b) Selling Parties shall be solely responsible to pay and shall hold Buyer harmless from the compensated absence balance of all Transferred Employees as of the Closing Date, including the amounts of accrued vacation and vacation pay (if any), sick-pay days, attendance bonuses and other bonuses or amounts payable in lieu of benefits applicable to the period prior to the Closing Date payable to the Transferred Employees, which amounts shall be paid by Selling Parties within 30 days after the Closing Date.

     4.2. OSSI's Employee Benefit Plans.
          -----------------------------
               (a) OSSI shall retain all obligations and liabilities under the Plans (as defined in Section 6.24) in respect of each employee or former employee of OSSI (including any beneficiary thereof). Except as expressly set forth herein, OSSI shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by the Transferred Employees under the Plans, and neither Buyer nor any of its affiliates shall have any liability with respect thereto. No assets of any Plan shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates. Accrued benefits or account balances of Transferred Employees under the Plans shall be fully vested as of the Closing Date.

               (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), OSSI shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Plans to the extent any such liability or obligation relates to the period prior to the Closing Date.

               (c) With respect to any Transferred Employee
          (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, OSSI shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Transferred Employee, to the extent that such claims and expenses are covered by a Plan, until such time, (if any) that such Transferred Employee resumes full-time employment with Buyer or one of its affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such person's hospitalization has terminated. With respect to any Plan covering medical expenses and other costs relating to pregnancies and maternity leave of Transferred Employees, OSSI shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

     4.3. Buyer Benefit Plans.
          -------------------
          Buyer or one of its affiliates will recognize all service of the Transferred Employees with OSSI, only for purposes of eligibility to participate in and vesting in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by Buyer or one of its affiliates immediately after the Closing Date.

     4.4. No Third Party Beneficiaries.
          ----------------------------
          No provision of this Article IV shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of OSSI in respect of continued employment (or resumed employment) with either Buyer or any of its affiliates, and no provision of this Article IV shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or any plan or arrangement that may be established by Buyer or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

     4.5. COBRA.
          -----
          OSSI shall notify all of its employees in writing of their rights with regard to any group health plan coverage, shall timely collect and remit all premiums to the appropriate party, and perform all other actions mandated by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") as codified in Section 4980B of the Code and that are required to be given, collected, or otherwise performed as a result of the Closing under this Agreement. Each of the Selling Parties and Buyer agree that Buyer is not intended to be and is not a successor employer for COBRA purposes with respect to any Plan subject to COBRA, and that no benefit plan or arrangement maintained by Buyer shall be a successor plan for COBRA purposes to any Plan of OSSI.

                              ARTICLE V

                               CLOSING
                               -------

     5.1. The Closing.
          -----------
          The Closing hereunder (the "Closing") will be held at such place as the parties hereby mutually agree at 10:00 a.m. within ten (10) calendar days (so long as the tenth day is a business day) after the complete satisfaction of the conditions set forth in Articles IX and X hereof (the "Closing Date"). The parties agree to use their mutual best efforts to cause the Closing to occur.

     5.2. Action by the Selling Parties.
          -----------------------------
          At the Closing the Selling Parties will deliver to the Buyer such instruments of transfer and related documents as shall in the opinion of counsel for the Buyer be effective to vest in the Buyer good and marketable title to the Assets, free and clear of all claims, liabilities, encumbrances, liens, charges or security interests.

     5.3. Action by the Buyer.
          -------------------
          At the Closing the Buyer will (i) pay the Purchase Price as provided in Section 2.2 and (ii) deliver to the Selling Parties such instruments of assumption to evidence the assumption by the Buyer pursuant to Section 3.1(b) of the Assumed Contracts.


                             ARTICLE VI

  REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE SELLING PARTIES
  ----------------------------------------------------------------

          The Selling Parties, jointly and severally, represent, warrant and covenant as follows:

     6.1. Organization and Qualification.
          ------------------------------
          The Orloski Entities are each (i) corporations duly incorporated, validly existing and in good standing under the laws of the state of their respective jurisdictions, (ii) duly qualified as foreign corporations and are in good standing in the jurisdictions where the conduct of their respective businesses and the ownership of the Assets makes such qualification necessary, and (iii) have the corporate power, and hold all licenses, permits and authority necessary to carry on their respective businesses as such businesses are now being conducted. The copies (certified by each of the Orloski Entities' Secretaries) of the Orloski Entities' Certificate (or Articles) of Incorporation and bylaws which have been delivered to the Buyer are true, correct and complete as at the date of this Agreement.

     6.2. Capitalization.
          --------------
          The authorized capital stock of OSSI consists of 10,000 shares of common stock, $100.00 par value per share, of which 2,500 shares are issued and outstanding. All of such shares are held of record and beneficially by the shareholders listed on Schedule 6.2. None of such shares are held by OSSI in its treasury. There are no outstanding options, warrants or other commitments of any character obligating OSSI to issue any shares of its capital stock or options or rights with respect thereto, and there are no existing or outstanding securities of OSSI or any of its Subsidiaries (defined in Section 6.3) of any kind convertible into or exchangeable for shares of OSSI's capital stock. There are not outstanding any obligations or commitments of OSSI or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding shares of OSSI.

     6.3. Subsidiaries.
          ------------
          The Selling Parties do not directly or indirectly control any Person, except the subsidiaries listed on Schedule 6.3 (the "Subsidiaries").

     6.4. Authorization of Agreement.
          --------------------------
          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of the Orloski Entities' respective boards of directors and shareholders. This Agreement when executed and delivered by the Selling Parties shall be the legal, valid and binding obligation of the Selling Parties, enforceable against each of them in accordance with its terms.

     6.5. Corporate Power.
          ---------------
          The Orloski Entities have unrestricted corporate power to convey, transfer, assign, and deliver to the Buyer all of the Assets owned by them to be transferred hereunder.

     6.6. No Violation of Law or Default by Reason of Execution and
          ---------------------------------------------------------
          Performance of this Agreement.
          -----------------------------
          The execution, delivery and, subject to obtaining the approvals and consents referred to in Section 6.7, the performance of this Agreement by the Selling Parties will not violate any applicable law or constitute a default or result in a right of acceleration, termination or similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under the respective Certificate (or Articles) of Incorporation or bylaws of the Orloski Entities or any Contract nor will it result in the cancellation, modification, revocation or suspension of any of the Permits.

     6.7. Approvals and Consents.
          ----------------------
          Except as set forth in Schedule 6.7, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority or any other Person is required in connection with the execution and delivery of this Agreement by the Selling Parties or the performance by any of them of their obligations hereunder or the consummation by them of the transactions contemplated hereby.

     6.8. Financial Statements.
          --------------------
          OSSI has delivered to the Buyer the audited financial statements of OSSI as at December 31, 1999 for the three (3) years then ended, and shall deliver, at the Selling Parties' expense, within forty-five (45) days after the Closing Date, such statements for the interim period from January 1, 2000 through the Closing Date, reviewed by Parente Randolph, PC, OSSI's independent accountants. (The December 31, 1999 balance sheet is sometimes referred to herein as the "December 31, 1999 Balance Sheet" and December 31, 1999 as the "Balance Sheet Date.") All such financial statements are correct and complete, fairly present the financial condition, assets and liabilities of OSSI as at their respective dates and the results of its operations for such periods, and have been prepared in accordance with generally accepted accounting principles consistently applied and in accordance with OSSI's historical practices.

     6.9. No Undisclosed Liabilities.
          --------------------------
          To the best knowledge of the Selling Parties, as at the Balance
Sheet Date, OSSI had no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including no liabilities for taxes (including any interest or penalties relating thereto) in respect of or measured by the income of OSSI for any period prior to the Balance Sheet Date, except to the extent reflected or reserved against in the December 31, 1999 Balance Sheet or as set forth in Schedule 6.9 or otherwise disclosed by this Agreement (provided that the Selling Parties shall be obligated to indemnify and hold Buyer harmless from any liability if this statement is not correct, regardless of knowledge). None of the Selling Parties knows or has any reasonable ground to know of any basis for the assertion against OSSI as of the date hereof of any such liability reflected or reserved against in the December 31, 1999 Balance Sheet except for (i) liabilities arising since the Balance Sheet Date in the ordinary course of business and (ii) other liabilities disclosed in this Agreement.

    6.10. No Material Changes.
          -------------------
          Since the Balance Sheet Date there has not been:

               (a) any change in the financial or other condition, assets, liabilities or business of OSSI, except changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect on OSSI's Business;

               (b) any damage, destruction or loss of property of the Selling Parties (whether or not covered by insurance) involving an amount in excess of $50,000 or otherwise having a Material Adverse Effect on OSSI's Business;

               (c) any increase in the compensation payable or to become payable by OSSI to any of its officers, employees or agents (including without limitation any bonus or other contingent arrangement), excepting any increase necessarily incurred by OSSI by reason of any law or regulation affecting minimum wages payable to employees thereof and an approximately 3% average annual increase in salary to its employees;

               (d) any strike, lockout, labor trouble, or any similar event or condition of any character involving employees of OSSI having a Material Adverse Effect on OSSI's Business;

               (e) any failure by any of the Selling Parties to maintain in full force and effect all policies of insurance then in effect or any renewals or replacements thereof, or to give any notice or present any claim under any such policy when due;

               (f) any sale or transfer by the Selling Parties of any of the Assets other than in the ordinary course of its business;

               (g) any mortgage, pledge, hypothecation or other encumbrance of any of the Assets;

               (h) any agreement or arrangement to which any of the Selling Parties is a party granting to any Person any rights to purchase any of the Assets other than in the ordinary course of business;

               (i) any capital expenditure commitment by any of the Selling Parties in excess of $10,000 in any one case or $50,000 in the aggregate or other than for ordinary repairs and maintenance of the Assets;

               (j) any other material expenditure or any commitment by OSSI other than in the ordinary course of its business;

               (k) any other material transaction by OSSI other than in the ordinary course of its business;

               (l) any failure or refusal by OSSI to pay any of its obligations, including obligations to vendors and Persons rendering services to it; or (m) any failure or refusal by the Selling Parties to make, in a timely manner, all filings and declarations with and notices to governmental authorities required to be made in connection with the conduct of its business.

     "Material Adverse Effect" means a material adverse effect on (i) the business, financial condition, results of operation or prospects of OSSI or (ii) the ability of OSSI to perform its obligations under this Agreement. Any event or circumstance shall be deemed to have a Material Adverse Effect if such event or circumstance, individually or together with all other events and circumstances which have occurred or come into existence at or prior to the date of determination of such Material Adverse Effect, has or is reasonably likely to have a Material Adverse Effect, excluding events or circumstances which are recognized as part of the normal, historical or seasonal trends of the business.

    6.11. Tax Returns, Audits and Tax Payments.
          ------------------------------------
          OSSI has filed with the appropriate governmental agencies, domestic and foreign, all tax returns required to be filed by it. The Internal Revenue Service has not audited the federal income tax returns of OSSI except for its current audit of OSSI's 1997 return. No waiver of statutes of limitation for federal income or other tax liability has been executed by OSSI. OSSI has not filed any consent or agreement under Section 341(f) of the Internal Revenue Code. There are no proposed assessments of federal income or other taxes pending against OSSI. All such returns have been prepared in accordance with all applicable laws and regulations. Any of the following due or payable by OSSI on or before the Balance Sheet Date or relating to the operation of OSSI's Business on or before such date has been paid or provided for in the December 31, 1999 Balance Sheet: contributions pursuant to unemployment insurance laws, sales and use taxes and similar contributions and taxes arising under the law of any jurisdiction. OSSI has withheld from each payment to each of its employees the amount of all taxes (including but not limited to, federal income taxes, state and municipal income taxes, Federal Insurance Contribution Act contributions and all other employee taxes or contributions) legally required to be withheld therefrom and has paid the same to the proper tax receiving or other officer, except for such amounts withheld but not yet payable.

    6.12. Permits and Licenses.
          --------------------
          There is set forth on Schedule 6.12 a complete list of the Permits, issued or granted by any governmental authority, commercial enterprise or other Person, held by OSSI. OSSI owns, possesses or has the legal right to use the Permits, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. OSSI is not in default under, nor has it received any notice of any claim or default or any other claim or proceeding relating to, any such Permit. To the best knowledge of the Selling Parties, the Permits constitute all of the authorizations from federal, state, local or foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of OSSI's Business and OSSI is, and at all times in the past has been, in compliance with the Permits (provided that the Selling Parties shall be obligated to indemnify and hold Buyer harmless from any liability relating to the operation of the OSSI Business and the Assets prior to the Closing Date if these statements are not correct, regardless of knowledge).

    6.13. Compliance with Laws and Regulations.
          ------------------------------------
          To the best knowledge of the Selling Parties, OSSI neither is nor has been (by virtue of any action, omission, occurrence of any event, existence of any circumstances or contract to which it is a party) in violation of any law, ordinance, regulation, order or decree (including, without limitation, all regulations of governmental agencies having jurisdiction or supervision over its business or properties), provided that the Selling Parties shall be obligated to indemnify and hold Buyer harmless from any liability relating to the operation of the OSSI Business and the Assets prior to the Closing Date if this statement is not correct, regardless of knowledge.

     6.14.  Environmental Matters.
            ---------------------
                (a)   Except as disclosed in Schedule 6.14:

                    (i) Neither the Selling Parties nor, to the best of the Selling Parties' knowledge, any previous owner, tenant, occupant, operator or user of any of the Real Property or Former Real Property (as defined below), has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials (as defined below), on, under or in any Real Property or Former Real Property. The Selling Parties have not transported any Hazardous Materials to, from or across any Real Property or Former Real
                          Property. No Hazardous Materials currently are produced, incorporated in any construction on, deposited, stored or otherwise located on, under or in any Real
                          Property or Former Real Property.  The
                          foregoing shall not be interpreted to apply
                          (a) to the handling, storage,
                          transportation, use or sale of petroleum products to the extent such handling, storage, transportation, use or sale is consistent with the operation of those petroleum dispensing locations that are included as Assets, and (b) the handling, storage, transportation, use or sale of any substance in a manner that is customarily incidental to the operation of any retail store that is related to any such petroleum dispensing locations.

                    (ii) No Hazardous Materials have migrated from any Real Property or Former Real Property to, upon, or beneath other properties, and, to the best of Selling Parties' knowledge, no Hazardous Materials have migrated or threaten to migrate from other properties to, upon, about or beneath any Real Property or Former Real Property.

                    (iii) No underground improvement, including
                          without limitation treatment or storage tank of water, gas or oil well, is, nor ever has been, located on any Real Property or Former Real Property, except for basements or as disclosed in Schedule 6.14.

                    (iv) All Real Property and Former Real Property and all activities conducted by the Selling Parties on the Real Property, including without limitation the use, maintenance and operation of the Real Property, including the use, maintenance and operation of all aboveground and underground storage tanks, currently comply and, at all times have complied, with all Environmental Requirements (as defined below).

                    (v)   Neither the Selling Parties nor, to the
                          best of the Selling Parties' knowledge, any current or prior owner or occupant of any Real Property or Former Real Property, has received any notice or other communication concerning or has knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property or Former Real Property or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened against any of the Selling Parties relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials.

                    (vi)  To the best of the Selling Parties'
                          knowledge, there has been no spilling,
                          leaking, pumping, emitting, emptying,
                          discharging, escaping, leaching, dumping, release, or disposing of any Hazardous Materials into the environment, except as set forth in Schedule 6.14.


               (b)  For the purposes of this Agreement:

                    (i) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, or beneath the Real Property or Former Real Property, migrating or threatening to migrate from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

                    (ii) "Environment Requirements" means all
                         applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all federal, state and local governmental branches, agencies, departments, commissions, boards, bureaus or instrumentalities having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials.

                    (iii) "Former Real Property" means any real
                         property in which the Selling Parties
                         heretofore held but no longer hold a fee, leasehold or other legal, beneficial or equitable interest.

                    (iv) "Hazardous Materials" means any substance:
                         (A) the presence of which requires
                         reporting, investigation, removal or
                         remediation under any Environmental
                         Requirement; (B)  that is defined as a
                         "hazardous waste," "hazardous substance" or
                         "pollutant" or contaminate" under any
                         Environmental Requirement; (C) that is
                         toxic, explosive, corrosive, flammable,
                         ignitable, infectious, radioactive,
                         reactive, carcinogenic, mutagenic or
                         otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property causes a nuisance upon any Real Property or Former Real Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any Real Property or Former Real Property;
                         (E) the presence of which on adjacent
                         properties constitutes a trespass by the Selling Parties or the Company; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

               (c) The Selling Parties have complied in all material respects with all Environmental Requirements.

               (d) The Selling Parties have furnished the Buyer with true and complete copies of all claims, complaints, reports, assessments, audits, investigations and other documents in the possession of or obtainable by the Selling Parties made by, on behalf of or against the Selling Parties during the past five (5) years pertaining to Environmental Requirements or Hazardous Materials.

               (e) There is not and has not been, during any period through and including the Closing Date any substance, the presence of which on any Real Property or Former Real Property causes or caused a nuisance upon any Real Property or Former Real Property or to any other property or properties.

               (f) There is not and has not been during any period through and including the Closing Date, any substance, the presence of which on any other property or properties constitutes or constituted a trespass by the Selling Parties.

    6.15. Title to and Condition of Real Property.
          ---------------------------------------
               (a) Except for the mortgages and other liens listed and described on Schedule 6.15(a), all of which will be satisfied, terminated and/or discharged by Selling Parties on or before the Closing Date, the Selling Parties have good and marketable title to all of the Real Property subject to no mortgage, security interest, pledge, lien, lease, claim, encumbrance or charge, or restraint on transfer whatsoever.

               (b) The buildings, structures and equipment included in the Real Property have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, and ordinary wear and tear), are suitable for their present uses and, in the case of buildings and other structures, such buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

               (c) The buildings and structures included in the Real Property currently have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of OSSI's Business.

    6.16. Marketable Title to Personal Property; Condition of Personal
          -----------------------------------------------------------
          Property.
          --------
               (a) The Selling Parties have good and marketable title to all of the Personal Property (except for Personal Property which is described on Schedule 6.16 as being leased), and, except as set forth in Schedule 6.16, the Personal Property is subject to no mortgage, pledge, lien, restriction, claim, encumbrance or security interest. All encumbrances listed in Schedule 6.16 shall be satisfied, discharged and removed prior to Closing unless Buyer agrees otherwise.

               (b) All of the Personal Property is in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules or regulations applicable to the Selling Parties and relating to their construction, use and operation.

    6.17. Inventory.
          ---------
          The Inventory of the Selling Parties reflected in the December 31, 1999 Balance Sheet consisted of, and such Inventory on hand as of the Closing Date pursuant to Section 1.5 will consist of, items of a quality and quantity usable or saleable in the ordinary course of its business and such Inventory has been valued for purposes of such Balance Sheet, and will be valued on the OSSI's books at the Closing Date, in accordance with generally accepted accounting principles and pursuant to Section 1.5.

    6.18. Material Contracts.
          ------------------
          Except as set forth in Schedule 6.18, OSSI has no oral or written
(i) employment, severance or collective bargaining or similar agreement with or relating to any employee or any consulting, brokerage or agency agreement not terminable without cost on no more than 30 days' notice, (ii) agreement or arrangement with any officer or director, (iii) agreement, plan or arrangement providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right, pension or retirement benefit, vacation, insurance or other employee benefit, (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or to the grant of any mortgage, lien, security interest or other encumbrance in or on any of its property, (v) lease of, or contract for installment or other deferred purchase or sale of, any real or personal property, (vi) license of any patent, copyright, trademark, trade secret or other intellectual property, (vii) agreement or arrangement for the future purchase or delivery of goods or rendition of service, including without limitation any such agreement or arrangement with any customer of or supplier to OSSI, (viii) franchise agreements, (ix) dealer agreements or (x) other contract, arrangement or commitment which does or may have a material effect on the business, assets, condition or prospects of OSSI. True copies of all written, and complete summaries of all oral, agreements, arrangements, plans and other things referred to in such Schedule (the "Contracts") have been made available to the Buyer. OSSI is not a party to or bound by any presently existing agreement or other arrangement which has had, or is anticipated by the Selling Parties to have, a Material Adverse Effect on OSSI's Business. No event has occurred which constitutes a default or may result in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under any Contract.

     6.19. Litigation.
           ----------
          Except as set forth in Schedule 6.19, there are no disputes, claims, actions, suits, litigation, proceedings, arbitrations or investigations, either administrative or judicial, pending, or to the best knowledge of the Selling Parties, threatened, against or affecting the Selling Parties or any of the Assets to be conveyed hereunder, whether or not fully covered by insurance, or Selling Parties' ability to consummate the transactions hereunder, at law or in equity or otherwise before any court or governmental agency or body, domestic or foreign, or before any arbitrator of any kind.

    6.20. Insurance.
          ---------
          Set forth in Schedule 6.20 is a complete list of all insurance policies (including without limitation fire, casualty, liability, worker's compensation and product liability) currently held by the Selling Parties related to the Assets or OSSI's Business and any claims pending by the Selling Parties under each such policy. True copies of each insurance policy have been made available to the Buyer. All such insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are adequate in relation to OSSI's Business and the Assets and all premiums to date have been paid in full. The Selling Parties has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. The Selling Parties has not been advised by any of its insurance carriers of any disputes between the Selling Parties and any insurance carrier regarding coverage, claims, settlements or premiums.

    6.21. Banking Arrangements.
          --------------------
          Set forth in Schedule 6.21 is listing by Store Premises of the name and address of each bank in which OSSI has an account.

    6.22. Absence of Creditors' Arrangements and Bankruptcies.
          ---------------------------------------------------
          OSSI has no arrangement with creditors not made in the ordinary course of its business, nor has any involuntary or voluntary petition in bankruptcy been filed by or against OSSI.

    6.23. Employee Benefit Plans.
          ----------------------
               (a) OSSI maintains a defined benefit pension plan (the "Plan"). Neither OSSI, nor any member of a controlled group, group of commonly controlled trades or businesses or affiliated service group (within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code) which includes OSSI (the "Affiliated Companies"), maintains or has maintained, or has any obligation to contribute to, any other employee pension benefit or employee welfare benefit plan within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974 ("ERISA"). The contributions made or required (whether or not waived) of OSSI for the most recently ended annual accounting period of the Plan are as set forth on Schedule
          6.23. All such contributions which currently are, or within 90 days of the date hereof will become, due from OSSI have been paid, except as specifically noted on such Schedule.

               (b) The Plan is in compliance with all requirements of federal law. The Plan has no "Accumulated Funding Deficiency" (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code), whether or not waived. No material liability to the Pension Benefit Guaranty Corporation has been, or to the knowledge of the Selling Parties is expected to be, incurred with respect to the Plan by OSSI.

    6.24. Labor Matters.
          -------------
               (a) OSSI is not a party to any contract or collective bargaining agreement with any labor organization except as disclosed on Schedule 6.24. To the best knowledge of Selling Parties, no organization or representation question is pending respecting the employees of OSSI, and no such question has been raised within the preceding three (3) years.

               (b) All reasonably anticipated obligations of OSSI whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation and other forms of compensation payable to the officers, directors and other employees and independent contractors of OSSI have been paid as of the Closing Date or adequate accruals therefore have been made, other than salary accrued in the ordinary course and vacation accrued in the ordinary course.

               (c) There is no controversy pending between OSSI and any of its employees that individually or in the aggregate materially affects or may materially affect the Assets, OSSI or the business, financial condition or results of operations of OSSI except for worker's compensation and unemployment compensation claims, all of which are covered by appropriate insurance coverage. Except as set forth on
          Schedule 6.24, to the best knowledge of the Selling Parties, there is no basis for any claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee of OSSI and no complaint is pending against OSSI before the National Labor Relations Board or any state or local agency. OSSI has complied, in respect of its employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

               (d) OSSI has furnished the Buyer with copies of all claims, complaints, reports or other documents in such entity's files concerning such entity or its employees made by or against such entity during the past five years pursuant to workers' compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935, or any other federal or state laws relating to the employment of labor.

    6.25. Interest in Competitors and Others.
          ----------------------------------
          Except for ownership of less than 1% of the outstanding shares of stock of any class of any corporation which are listed on the New York Stock Exchange, the American Stock Exchange or quoted on NASDAQ or listed on Schedule 6.25, none of the Selling Parties has any interest in any Person which (i) competes in any manner with OSSI or (ii) has an existing contractual relationship with OSSI.

    6.26. Supplies and Vendors.
          --------------------
          Except as set forth in Schedule 6.26, OSSI has satisfactory relationships with its vendors, suppliers and contractors, and the Selling Parties have no reason to believe there will be any adverse change in any of such relationships, whether by reason of the acquisition of the Assets by the Buyer or for any other reason.

    6.27. Conditions Affecting OSSI.
          -------------------------
          OSSI has used its best efforts to keep available for Buyer the services of the employees, agents, customers and suppliers of OSSI. The Selling Parties do not have any reason to believe that any loss of any agent, customer or supplier, or other advantageous arrangement, will result because of the consummation of the transactions contemplated hereby.

    6.28. Minute Books, Stock Records, Officers, Directors.
          ------------------------------------------------
          Each of the Orloski Entities has made available for inspection by the Buyer its minute books and capital stock records, which contain all of such corporation's minutes and stock records. Such minute books contain minutes of all meetings of the board of directors, committees of the board of directors and the shareholders of such corporation, and such minutes reflect all actions taken at such meetings and contain references to all matters discussed at such meetings that may have a Material Adverse Effect on the business of the Selling Parties.

    6.29. Brokers.
          -------
          The Selling Parties have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Agreement.

    6.30. Full Disclosure.
          ---------------
          No representation or warranty by the Selling Parties contained in this Agreement and no statement contained in any certificate or other instrument furnished or to be furnished to the Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or at Closing will contain any untrue statement of a material fact, or omits or will omit at Closing to state a material fact necessary to provide the Buyer with proper information as to the Selling Parties, the Assets and OSSI's Business.

                              ARTICLE VII

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER
            ------------------------------------------------------

          The Buyer represents, warrants and covenants as follows:

     7.1. Organization.
          ------------
          The Buyer is a corporation duly incorporated, validly existing and presently subsisting under the laws of the State of Delaware and has the corporate power to engage in the transactions contemplated by this Agreement.

     7.2. Authorization.
          -------------
          The Buyer has taken all such corporate action as may be necessary or appropriate to enable it to perform its obligations hereunder. This Agreement when executed and delivered by the Buyer shall be the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                                 ARTICLE VIII

          CONDUCT OF BUSINESS AND AFFAIRS OF OSSI PENDING CLOSING
          -------------------------------------------------------

     8.1. Conduct of Business Pending Closing.
          -----------------------------------
          From and after the date hereof to and including the Closing Date, except as the Buyer may otherwise agree in writing, the Selling Parties will:

               (a) Conduct OSSI's Business only in the ordinary course, including maintaining inventory and parts levels, consistent with past practices and policies, and not make any material change in the nature or character of or the manner of conducting the business conducted by OSSI.

               (b) Use their best efforts to preserve OSSI's organization intact, to keep available to the Buyer the services of OSSI's present officers and employees and to preserve for the benefit of the Buyer the goodwill of OSSI's customers, suppliers and others having business relations with it.

               (c) Not adopt any amendment to OSSI's Certificate (or Articles) of Incorporation or its bylaws.

               (d) Not transfer any of the Assets other than in the ordinary course of business or as permitted by Section
          8.1(k).

               (e) Not permit any of the Assets to be subject to any mortgage, lien, security interest or other encumbrance, except for the encumbrances set forth in Schedules 6.15 and 6.16.

               (f) Not enter into any new employee benefit or welfare plan or arrangement nor make any material modification to any such existing Plans or arrangements.

               (g) Not increase the compensation payable or to become payable to any officer or to any employee.

               (h) Not purchase, lease or otherwise acquire or transfer, lease or otherwise dispose of any item of Real Property or Personal Property included in the Assets other than in the ordinary course of business.

               (i) Not make any change in any of the banking and safe deposit arrangements referred to in Section 6.22.

               (j) Not waive any substantial claim or right or terminate any material contract or commitment (except as specifically provided for herein).

               (k) Not do or omit to do any act nor permit any event to occur or condition to exist which will result in or cause a breach of any Contract of OSSI, the breach of which would have a Material Adverse Effect on OSSI's Business.

               (l) Duly comply with all applicable laws to complete validly the transactions provided for in this Agreement, including without limitation any law which might, on failure of compliance therewith, impose any liability on the Buyer for any debts or obligations of OSSI.

               (m) Not take any action that would result in the inaccuracy or breach at Closing of any of the representations, warranties or covenants of the Selling Parties set forth in Article VI.

               (n) Not (i) enter into any commitment to do any act which would violate any provision of this Article VIII or (ii) enter into any contract or commitment, the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with OSSI's past practice and reasonable in light of current conditions.

     8.2. Negotiations with Other Parties.
          -------------------------------
          The Selling Parties will not, and the Majority Shareholders will not cause or permit the Selling Parties to, cause, permit or authorize any officer, director, employee or agent to (a) solicit, initiate or encourage submission of proposals or offers from any Persons relating to any acquisition or purchase of all or a material amount of the Assets, or any equity interest in, or any merger, consolidation or business combination with OSSI, (b) participate in any discussions regarding the foregoing or (c) except as may be required by law furnish to any Person other than the Buyer or its representatives any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. OSSI will promptly notify the Buyer if it shall have knowledge of any such proposal or offer, or any expression of interest in making any such proposal or offer. In determining whether the conduct sought to be prohibited by this Section 8.2 is required by law, OSSI shall have been advised by counsel reasonably satisfactory to the Buyer, that the failure to take such action would, in the opinion of such counsel result in a breach of fiduciary duty by any such director, officer or agent owed to OSSI or the shareholders of OSSI. In that event, OSSI may take such actions as it is advised by such counsel are necessary to avoid such breach of fiduciary duty.

     8.3. Best Efforts.
          ------------
          Subject to the terms and conditions of this Agreement, Selling
Parties will use their best efforts to take, or cause to be taken, all actions to be taken by Selling Parties that are necessary, proper or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain promptly all necessary waivers, consents, licenses and approvals and effecting all necessary registrations and filings.

     8.4. Access to Information and Employees.
          -----------------------------------
          Prior to the Closing, OSSI shall give the Buyer and its authorized representatives reasonable access to OSSI's employees and related employee files in order to allow the Buyer's representatives to interview such employees for the purposes of introducing them to the Buyer, offering them employment with the Buyer and facilitating their transition from OSSI to the Buyer.
Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of the Assets and OSSI's financial and legal condition as Buyer deems necessary or advisable to familiarize itself with the Assets and/or matters relating to OSSI's Business, history or operation. The Selling Parties shall permit Buyer and its authorized representatives (including legal counsel and accountants) to have full access to the Assets and the Selling Parties' books and records upon not less than twenty-four (24) hours advance notice, provided such access will not unreasonably disrupt OSSI's Business. The Selling Parties will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to OSSI's Business and the Assets, as Buyer shall from time to time request to enable the Buyer and its representatives to investigate the affairs of the elling Parties and the Assets and the accuracy of the representations and warranties made in this Agreement.

     8.5. Update of Disclosure.
          --------------------
               (a) Prior to Closing, the Selling Parties shall promptly notify Buyer in writing of: (i) the discovery by any of the Selling Parties of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Selling Parties in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Selling Parties in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Selling Parties' Schedules; (iv) any material breach of any covenant or obligation of the Selling Parties; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IX impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on OSSI's Business. No notification given to Buyer pursuant to this Section 8.5(a) shall limit or otherwise affect (i) any representations, warranties, covenants or obligations of the Selling Parties contained in this Agreement or (ii) any of Buyer's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of the Selling Parties contained in this Agreement.

               (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 8.5(a) requires any change in the Selling Parties' Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Selling Parties' Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Selling Parties shall promptly deliver to Buyer an update to the Selling Parties' Schedules specifying such change. No such update shall be deemed to supplement or amend the Selling Parties' Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Selling Parties in this Agreement, or (ii) determining whether any of the conditions set forth in Article IX has be satisfied, nor shall such update affect any of Buyer's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of Selling Parties contained in this Agreement.

     8.6. Casualty, Risk of Loss.
          ----------------------
          The Selling Parties shall bear the risk of all loss or damage to the Assets from all causes, until the Closing. If at any time prior to the Closing any portion of the Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, or in the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any part of the Assets, the Selling Parties shall immediately give notice thereof to Buyer. Buyer shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, to (1) elect not to proceed with the Closing and terminate this Agreement or (2) proceed to Closing and consummate the transactions contemplated hereby and receive any and all insurance proceeds received or receivable by the Selling Parties on account of any such casualty.

     8.7. Remediation.
          -----------
          The Selling Parties, at their expense, shall remediate the contamination of the well at Bear Creek by either drilling a new well or installing a filtration system acceptable to Buyer, which will be completed prior to the Closing Date.

                                   ARTICLE IX

              CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
              ------------------------------------------------

          The obligations of the Buyer to complete the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which conditions may, at its option, be waived by the Buyer):

     9.1. Performance of Agreements.
          -------------------------
          The Selling Parties shall have performed all agreements and complied with all conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, and the Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the respective Presidents of the Orloski Entities and by the Majority Shareholders.

     9.2. Representations and Warranties.
          ------------------------------
          The representations and warranties of the Selling Parties contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing
Date, and the Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the respective Presidents of the Orloski Entities and by the Majority Shareholders.

     9.3. Authorization Documents.
          -----------------------
          Buyer shall have received copies of the resolutions of each of the Orloski Entities' respective boards of directors and shareholders authorizing this Agreement and the transactions contemplated hereby, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the respective Secretaries of the Orloski Entities.

     9.4. Good Standing Certificate.
          -------------------------
          Buyer shall have received copies of the respective Articles of Incorporation of each of the Orloski Entities certified by the Secretary of the State of Pennsylvania and Good Standing Certificates of each of the Orloski Entities dated within ten (10) days of the Closing Date issued by the Secretary of the State of Pennsylvania.

     9.5. No Material Adverse Change.
          --------------------------
          Since the Balance Sheet Date there shall not have occurred any material adverse change in the financial or other condition, of the Assets, or the business, properties, results of operations or prospects of OSSI, and the Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the respective Presidents or any Vice Presidents and the chief financial officers of the Orloski Entities and by the Majority Shareholders.

     9.6. No Adverse Legal Proceedings.
          ----------------------------
          No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement shall be in effect, and there shall not be pending any administrative, regulatory or judicial proceeding which seeks to prohibit, restrain or invalidate the consummation of any such transaction or to recover damages from any of the parties hereto by reason thereof.

     9.7. Opinion of the Selling Parties' Counsel.
          ---------------------------------------
          The Selling Parties shall have delivered to the Buyer an opinion of the Selling Parties' counsel, Mylotte, David & Fitzpatrick, dated the Closing Date, as to those matters and in such form as shall be satisfactory to Buyer and Buyer's counsel.

     9.8. HSR Act Matters.
          ---------------
          All applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated without the imposition of any conditions.

     9.9. Title Insurance.
          ---------------
          Buyer, after requesting such, shall have obtained owner's title policies (owner's ALTA Policy Form B, as amended 1992) with respect to the Real Property from the title company selected by Buyer revealing no exceptions to coverage except such exceptions as are acceptable to Buyer in its sole discretion.

    9.10. Survey.
          ------
          Buyer shall have obtained a current as-built survey of each parcel of Real Property, which shall be to ALTA standards and shall be certified to Buyer, the title company insuring title and Buyer's lenders, and shall show no defects or encroachments in the applicable Real Property.

    9.11. Deeds.
          -----
          The Selling Parties shall have delivered the necessary recordable special warranty deeds for the Real Property.

    9.12. Possession.
          ----------
          Possession of the Real Property shall be or shall have been delivered to Buyer as provided in this Agreement, free and clear of any leases, other than any lease which may be an Assumed Contract.

    9.13. Inspection Reports and Surveys.
          ------------------------------
          Buyer shall have received, prior to the scheduled Closing Date, all inspection reports and surveys relating to the Real Property from each local, state and federal authority which are available to the Selling Parties.

    9.14. Financing.
          ---------
          Buyer shall have obtained sufficient financing to complete the transactions contemplated by this Agreement on terms satisfactory to Buyer in its sole discretion (Buyer acknowledges that it has accepted a commitment letter for financing prior to the execution of this Agreement).

    9.15. Consents.
          --------
          The Buyer shall have received the consents of each of the Persons listed on Schedule 6.7 to the consummation by the Buyer of the transactions contemplated by this Agreement.

    9.16. Assets Transferred at Closing.
          -----------------------------
          Selling Parties shall have delivered to Buyer possession of the Assets, free and clear of all liens, security interests, encumbrances, claims and other exceptions of any kind whatsoever, together with such instruments of sale and transfer, including without limitation, a Bill of Sale and an Assignment and Assumption Agreement in substantially the forms of Exhibits B and C, respectively, attached hereto and made a part hereof.

    9.17. Board of Directors Approval.
          ---------------------------
          Buyer's board of directors shall have approved this Agreement and the transactions contemplated hereby.

    9.18. Due Diligence.
          -------------
          Buyer shall have satisfactorily completed, as determined in Buyer's sole discretion, its due diligence review of OSSI, OSSI's Business and the Assets as described in Section 8.4.

    9.19. PA Bulk Sales Notices.
          ---------------------
          The Orloski Entities shall have delivered, at least ten (10) days prior to the Closing Date:

               (a) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann 7240 regarding the Orloski Entities' liability for sales and use tax;

               (b) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann 7321.1 regarding the Orloski Entities' liability for personal income tax withholding;

               (c) to the Pennsylvania Department of Revenue, a notice in accordance with the provisions of 72 Pa. Stat. Ann 1403 regarding the Orloski Entities' liability for corporate taxes; and

               (d) to the Pennsylvania Department of Labor and Industry, a notice in accordance with the provisions of 43 Pa. Stat. Ann. 788.3 regarding the Orloski Entities' liability for unemployment compensation taxes.

    9.20. Tax Lien Certificates.
          ---------------------
          The Orloski Entities shall deliver to Buyer, at least five (5) days prior to the Closing Date, tax lien certificates from the Pennsylvania Department of Revenue showing no liens against any of the Orloski Entities.

    9.21. Tax Clearance Certificates.
          --------------------------
          The Orloski Entities shall file with the Pennsylvania Department of Revenue Applications For Tax Clearance Certificates within ten (10) days of the Closing Date and shall deliver Tax Clearance Certificates from the Pennsylvania Department of Revenue to Buyer upon issuance of such certificates.

    9.22. Non Competition Agreement.
          -------------------------
          The Majority Shareholder and the other shareholders of the Orloski Entities listed on Schedule 6.2 shall have executed and delivered a certain Non Competition Agreement in substantially the form attached hereto as Exhibit D.

                                   ARTICLE X

          CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLING PARTIES
          ----------------------------------------------------------

          The obligations of the Selling Parties to complete the Transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which conditions may, at its option, be waived by the Selling Parties):

    10.1. Performance of Agreements.
          -------------------------
          The Buyer shall have performed all agreements and complied with all conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and the Selling Parties shall have received a certificate dated as of the Closing Date to that effect signed by an executive officer of the Buyer.

    10.2. Representations and Warranties of the Buyer.
          -------------------------------------------
          The representations and warranties of the Buyer contained in this Agreement hereof shall be true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date, and the Selling Parties shall have received a certificate dated as of the Closing Date to that effect signed by an executive officer of Buyer.

                                   ARTICLE XI



                            INDEMNIFICATION REMEDIES
                            ------------------------

    11.1. Indemnification by the Selling Parties.
          --------------------------------------
          The Selling Parties, jointly and severally, shall indemnify and hold the Buyer harmless from and against any damage (including without limitation incidental and consequential damages), deficiency, cost, expense or diminution of value, whether or not involving a third-party claim (a "Loss") resulting from
(i) any misrepresentation, any breach of any representation or warranty of Selling Parties contained herein or in any schedule or document delivered or to be delivered pursuant to this Agreement or any failure to perform any covenant or obligation of the Selling Parties contained herein or in any document delivered or to be delivered pursuant to this Agreement; (ii) any liability or alleged liability of Selling Parties that is not expressly assumed by Buyer pursuant to the terms of this Agreement, including but not limited to, any Loss related to the environmental conditions at the Hazelton Store Premises located at 22nd and North Church Street, Hazelton, Pennsylvania 18201, any Loss related to any outstanding litigation between OSSI and its present or future employees and any Loss related to any benefits, severance or salary due to any OSSI employees on or before the Closing Date; (iii) the failure to comply with any applicable bulk sales law, including but not limited to, amounts of any kind or character, determined due to local, state or federal taxing authorities; (iv) any shortfall in payment of the notes receivable listed on Schedule 1.1(l); (v) any Loss relating to the parking lot and driveway for the Midway store in Wyoming, PA; or (vi) any claims, actions, judgments, costs and expenses incident to the foregoing (including without limitation costs of investigation and reasonable attorneys' fees). Notwithstanding the foregoing, this Paragraph 11.1 shall not apply to any breach of any representation or warranty set forth in
Section 6.14.

    11.2. Indemnification by the Buyer.
          ----------------------------
          The Buyer will indemnify and hold the Selling Parties harmless from and against any Loss resulting from (i) any misrepresentation, any breach of any representation or warranty of the Buyer contained herein or in any schedule or document delivered or to be delivered pursuant to this Agreement or the failure to perform any obligation of the Buyer contained herein or in document delivered or to be delivered pursuant to this Agreement; (ii) any liability of OSSI with respect to the Assumed Contracts for obligations accruing after Closing; or (ii) any claims, actions, judgments, costs and expenses incident to the foregoing (including without limitation costs of investigation and reasonable attorneys' fees).

    11.3. Determination of Losses.
          -----------------------
          Losses shall be determined taking into account the actual amount of damage, deficiency, cost or expense incurred or suffered or the diminution of value of any Asset by reason of the event or condition giving rise to the obligation to indemnify. If Buyer suffers damage caused by any inaccuracy or misstatement in the audited financial statements of OSSI as at December 31, 1999 which adversely affects the sales, earnings or cash flow of Selling Parties or the Assets, then the Loss shall be calculated as the amount of the liability multiplied by seven (7). Notwithstanding the forgoing, this Paragraph 11.3 shall not apply to any breach of any representation or warranty set forth in
Section 6.14.

    11.4. Procedures Relating to Indemnification for Third Party Claims under
          -------------------------------------------------------------------
          Sections 11.1 and 11.2.
          ----------------------
               (a) A party seeking indemnification pursuant to Sections 11.1 or 11.2 (an "Indemnified Party") with respect to any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder
          (collectively, a "Third Party Claim") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of such Third Party Claims and will give the Indemnifying Party such information with respect thereto as the Indemnifying
          Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying
          Party has suffered actual prejudice thereby). The
          Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party (which notice shall state that the Indemnifying Party expressly agrees that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim) within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume a Third Party Claim if (i) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and (ii) the Indemnified Party shall have been advised by counsel in writing that under applicable standards of professional responsibility, a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to the Third
          Party Claim, in which case such Indemnified Party shall have the right to participate in the defense of such Third
          Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third
          Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnified Party.

               (b) If at any time after the Indemnifying Party assumes the defense of a Third Party Claim any of the conditions set forth in clauses (i) or (ii) of Section 11.4(a) above come into existence, the Indemnified Party shall have the same rights as set forth above as if the Indemnifying Party never assumed the defense of such claim.

               (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

               (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon thirty (30) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim unless (i) the Third Party Claim involves equitable or other non-monetary damages or
          (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing Material Adverse Effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), in which case such settlement may be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

               (e) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

    11.5. Nature and Survival of Representations
          --------------------------------------
          All statements contained in any certificate or other instrument delivered by or on behalf of the Selling Parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Selling Parties hereunder, and all statements contained in any certificate or other instrument delivered by or on behalf of the Buyer pursuant to this Agreement shall be deemed representations and warranties by the Buyer hereunder. Any claim for indemnification under this
Article XI must be asserted within two years following the Closing Date except that the following representations and warranties shall survive and indemnification claims may be asserted based upon breach of such representations and warranties for the applicable statute of limitations periods: Sections 6.6 (No Violation of Law), 6.9 (No Undisclosed Liabilities), 6.11 (Tax
Payments), 6.14 (Environmental Matters), 6.15, subparagraph (a) only
(Title to Real Property), 6.16 (Marketable Title to Personal
Property), 6.19 (Litigation) and 6.23 (Employee Benefit Plans).

                                  ARTICLE XII

                        CERTAIN POST-CLOSING MATTERS
                        ----------------------------

    12.1. Availability of Records.
          -----------------------
          For six (6) years after the Closing at the request and expense (for storage and disposal) of the Selling Parties, the Buyer will make available to the Selling Parties and their representatives the records relating to OSSI's Business acquired by the Buyer pursuant hereto, for inspection and copying at reasonable times for purposes (which shall be specified in the request therefor) of preparation of tax returns or reports or responding to an audit thereof or other reasonable business purpose. The Buyer will make available at no cost to the Selling Parties such financial, accounting and other personnel employed by the Buyer as may be reasonably necessary to enable the Selling Parties to prepare such tax, accounting and financial reports as may be reasonably requested by Selling Parties in connection with winding up its involvement in the Seller's Business.

    12.2. Collection of Accounts Receivable.
          ---------------------------------
               (a) Buyer will use reasonable efforts to collect all Accounts Receivable. In addition, Buyer shall assist OSSI by allowing examination by OSSI's authorized representatives of relevant documentation in Buyer's possession after the Closing Date, and by transferring to OSSI any payments Buyer may receive from any source whatsoever concerning OSSI's recovery of Accounts Receivable as provided below. Any payments received by Buyer from any payors with respect to the Accounts Receivable will be transferred to OSSI within ten (10) days after receipt thereof by Buyer. Any payments made by such payors and specified as applying to certain time periods either preceding or following the Closing Date shall be applied to accounts receivables relating to such time periods.

               (b) All OSSI employees who have previously been involved in the collection of its Accounts Receivable and who do not become Transferred Employees shall assist Buyer in the collection of the Accounts Receivable for sixty (60) days after the Closing Date. Such OSSI employees shall not be employees or agents of Buyer and shall not be entitled to any of Buyer's employee benefits. OSSI shall pay all costs associated with such employees' services.

               (c) Except as hereinabove provided, the collection of any Accounts Receivable due OSSI that have not been collected by Buyer or OSSI within sixty (60) days after the Closing Date shall become the sole responsibility of OSSI, and Buyer shall have no further obligation to assist OSSI with respect to collection thereof.

                                    ARTICLE XIII

                              TERMINATION OF AGREEMENT
                              ------------------------

    13.1. Termination.
          -----------
          This Agreement may be terminated and the transactions contemplated hereby abandoned:

               (a) by mutual consent of Buyer and the Selling Parties at any time prior to the Closing for any reason;

               (b) by written notice from Buyer to the Selling Parties (i) if a breach by any of the Selling Parties of any of their representations, warranties or agreements contained in this Agreement occurs which is not cured within ten (10) days after written notice of such breach is given to the party committing such breach; or (ii) if the conditions set forth in Article IX have not been satisfied on or before May 31, 2000, unless expressly waived by Buyer; provided, however, that the right to terminate this Agreement under this Section 13.1(b)(ii) shall not be available to Buyer if a breach by Buyer of any of its representations, warranties or agreements contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

               (c) by written notice from the Selling Parties to Buyer (i) if a breach by any of Buyer of any of its representations, warranties or agreements contained in this Agreement occurs which is not cured within ten (10) days after written notice of such breach is given to the party committing such breach; or (ii) if the conditions set forth in Article X have not been satisfied on or before May 31, 2000, unless expressly waived by the Selling Parties; provided, however, that the right to terminate this Agreement under this Section 13.1(c)(ii) shall not be available to the Selling Parties if a breach by Selling Parties of any of their representations, warranties or agreements contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

    13.2. Effect of Termination.
          ---------------------
          In the event that (i) this Agreement is terminated by Selling
Parties for any reason other than pursuant to Section 13.1(c) hereof or Selling Parties otherwise fail to consummate the transaction contemplated hereunder, and (ii) within a one-year period following termination of this Agreement, any of the Selling Parties enter into any letter of intent or similar document or any agreement to sell, lease, exchange or otherwise transfer more than 50% of the assets of Selling Parties , or a sale, merger, consolidation, share exchange, business combination or other similar transaction transferring beneficial or record ownership or control of more than 50% of the equity securities of Selling

Parties (excluding transfers among Orloski family members or family trusts), then Selling Parties will pay Buyer, within one (1) business day following the date of termination, a break-up fee in the amount of $2,500,000, such fee being in the nature of liquidated damages as exclusive compensation to Buyer for any and all claims and losses which Buyer has or may have incurred in connection with this Agreement and the transactions contemplated hereby.
Selling Parties have agreed to this provision in order to induce
Buyer to enter into this Agreement and as a means of compensating
Buyer for the substantial direct and indirect monetary and other costs incurred or to be incurred in connection with this Agreement and the transactions contemplated hereby and for the loss of its ability to pursue other advantageous transactions and the potential adverse consequences if the transactions contemplated by this Agreement are not completed.

                                    ARTICLE XIV

                                   MISCELLANEOUS
                                   -------------
    14.1. Governing Law
          -------------
          This Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to Pennsylvania's conflict of laws principles.

    14.2. Parties in Interest
          -------------------
          This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither party hereto may assign its interest under this Agreement to any other Person without the prior written consent of the other party, except that Buyer may assign its rights hereunder to an affiliate of Buyer.

    14.3. No Third Party Beneficiaries.
          ----------------------------
          Nothing in this Agreement is intended to create rights enforceable against any party hereto by any so-called third party beneficiary, and it is expressly intended that no covenant herein shall be enforceable by any employee or former employee of the Selling Parties, any party to a contract (other than this Agreement) or other arrangement with the Selling Parties or any creditor of the Selling Parties.

    14.4. Entire Agreement.
          ----------------
          This Agreement contains the entire agreement among the parties hereto with respect to the sale and purchase of the Assets and the other transactions contemplated herein and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof.

    14.5. Notices
          -------
          All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been duly given if delivered (which may be by facsimile or other electronic transmission) or mailed in the continental United States by registered or certified mail, return receipt requested, to a party at the following address, or to such other address as such party may hereafter specify by notice:

               If to the Selling Parties to:

               Orloski Service Station, Inc.
               508 Blackman Street, Box 313
               Wilkes-Barre, PA  18703
               Attention:     Frank R. Orloski, Chairman and CEO


               With a copy to:
               Robert J. Gillespie, Jr., Esquire
               Mylotte, David & Fitzpatrick
               Suite 200, 15 Public Square
               Wilkes Barre, PA  18701

               If to the Buyer to:

               Uni-Marts, Inc.
               477 East Beaver Avenue
               State College, PA  16801
               Attention:     Henry D. Sahakian, Chairman and CEO

               With a copy to:

               David S. Antzis, Esquire
               Saul, Ewing, Remick & Saul LLP
               1055 Westlakes Drive, Suite 150 Berwyn, PA  19312

    14.6. Headings and Titles
          -------------------
          The headings and titles of Articles, Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing the text hereof.

    14.7. Modification
          ------------
          No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.

    14.8. Counterparts
          ------------
          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                    ARTICLE XV

                    ENVIRONMENTAL INDEMNIFICATION REMEDIES
                    --------------------------------------

    15.1. Indemnification by the Selling Parties.
          --------------------------------------
          Subject to the limitations set forth in Paragraphs 15.1(a),
          (b), and (c), the Selling Parties, jointly and severally, shall indemnify and hold the Buyer harmless from and against any Loss resulting from (i) any misrepresentation, any breach of any representation or warranty of Selling Parties contained in Section 6.14, or any failure to perform any covenant or obligation of the Selling Parties contained in Section 6.14, and (ii) any claims, actions, judgments, costs and expenses incident to the foregoing (including without limitation costs of investigation and reasonable attorneys' fees). Losses identified in this Paragraph shall be known as "Environmental Losses."

               (a) Selling Parties shall not be required to indemnify and hold the Buyer harmless with respect to any Environmental Loss to the extent that Buyer (i) is reimbursed for such Environmental Loss by the Pennsylvania Underground Storage Tank Indemnification
               Fund (the "Tank Fund") established pursuant to the Storage Tank and Spill Prevention Act of 1989, 32 P.S.
               6021.101 et seq., as amended (the "Act"), or (ii)
               Buyer is not reimbursed for such Environmental Loss by the Tank Fund because it does not remain in compliance with the Act after Closing. Within fourteen (14) days after receipt of notice from Buyer under Paragraph
               15.3(a), Selling Parties shall notify Buyer as to whether Selling Parties contend that the alleged
               Environmental Loss is covered by the Tank Fund, and Buyer shall thereafter diligently pursue recovery from such Tank Fund with respect to such Environmental Loss. Selling Parties shall not have an obligation to indemnify and hold
               Buyer harmless with respect to such Environmental Loss unless and to the extent that the Tank Fund formally determines that Buyer is not entitled to indemnification from the Tank Fund. If any such claim by Buyer against the Tank Fund is denied in whole or in part, Buyer shall share with Selling Parties all reports submitted by Buyer and written communications received from regulatory authorities by Buyer in connection with such claim.

               (b) Selling Parties shall not be required to indemnify and hold the Buyer harmless with respect to any Environmental Loss to the extent Selling Parties can show that such Environmental Loss resulted from any release of Hazardous Substances caused by Buyer.
               Within fourteen (14) days after receipt of notice from Buyer that a claim against the Tank Fund has been denied in whole or in part, Selling Parties shall notify Buyer as to whether Selling Parties contend that the alleged Environmental Loss resulted from any release of Hazardous Substances caused by Buyer, and shall thereafter have the right to have an independent arbitrator (that is selected by agreement between the Selling Parties and Buyer) determine the extent to which the Environmental Loss resulted from any release of Hazardous Substances caused by Buyer. The prevailing party in the arbitration shall pay the reasonable attorneys' fees of the other party that are incurred as part of the arbitration process. The arbitration process shall be completed within ninety
               (90) days from the date of notice from Selling Parties to Buyer that Selling Parties contend that the Environmental Loss resulted from a release of Hazardous Substances caused by Buyer. Selling Parties shall comply with their obligations under this Article with respect to any Environmental Loss until and unless the arbitrator rules in Selling Parties' favor.

               (c) Selling Parties shall not be required to indemnify and hold the Buyer harmless with respect to any Environmental Loss to the extent tha tsuchEnvironmental Loss exceeds the amount in the Indemnity Escrow Fund.

    15.2. Determination of Environmental Losses.
          -------------------------------------
          Environmental Losses shall be determined taking into account the actual amount of damage, deficiency, cost or expense incurred or suffered.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   UNI-MARTS, INC.

                                        /S/ HENRY D. SAHAKIAN
                                   By:-------------------------------
                                       Henry D. Sahakian
                                       Chairman and CEO


                                   ORLOSKI SERVICE STATION, INC.

                                        /S/ FRANK R. ORLOSKI
                                   By:-------------------------------
                                        Frank R. Orloski
                                        Chairman and CEO


                                   GRACEDALE PROPERTIES, INC.

                                        /S/ FRANK R. ORLOSKI
                                   By:------------------------------
                                        Frank R. Orloski
                                        Chairman and CEO


                                   BLAKESLEE CORNER, INC.

                                        /S/ FRANK R. ORLOSKI
                                   By:-------------------------------
                                        Frank R. Orloski
                                        Chairman and CEO

                                        /S/ FRANK R. ORLOSKI
                                   ---------------------------------
                                        Frank R. Orloski


                                        /S/ ADELINE M. ORLOSKI
                                   ---------------------------------
                                        Adeline M. Orloski
                                       -45-

                      ADDENDUM TO ASSET PURCHASE AGREEMENT

                                     Among

                                UNI-MARTS, INC.

                                      AND

                         ORLOSKI SERVICES STATION, INC.,

                           GRACEDALE PROPERTIES, INC.,

                            BLAKESLEE CORNER, INC.,

                                     AND

                    FRANK R. ORLOSKI AND ADELINE M. ORLOSKI




              The Original Agreement dated as of February 23, 2000

                    This Addendum dated as of April 2, 2000

     THIS ADDENDUM TO AN ASSET PURCHASE AGREEMENT, dated February 23, 2000, is made among UNI-MARTS, INC., a Delaware corporation, or its assigns ("Buyer"), ORLOSKI SERVICE STATION, INC., a Pennsylvania Corporation ("OSSI"), GRACEDALE PROPERTIES, INC., a Pennsylvania Corporation ("Gracedale"), BLAKESLEE
CORNER, INC., a Pennsylvania Corporation ("Blakeslee") (OSSI,
Gracedale and Blakeslee are collectively referred to herein as the "Orloski Entities"), FRANK R. ORLOSKI AND ADELINE M. ORLOSKI
(collectively, the "Majority Shareholders") (the Orloski Entities and
Majority Shareholders are collectively referred to herein as the "Selling Parties").


                                 BACKGROUND

     A. The Selling Parties entered into an Asset Purchase Agreement dated February 23, 2000 ("Original Asset Purchase Agreement") to sell certain parcels of real property and improvements as well as other assets of OSSI to the Buyer.

     B. One of the properties to be conveyed is a parcel of 1.84 acres located in Rice Township, Luzerne County, Pennsylvania, more fully described as Uni-Mart Parcel "A", copy of the description thereof is attached hereto and made a part hereof and marked Exhibit "A".

     C. That parcel is part of a larger parcel containing approximately 16.73 acres of land, more or less, more fully described in a Deed of Frank R. Orloski, Sr., and Adeline M. Orloski and Frank
R. Orloski, Sr., and Adeline M. Orloski of Wilkes-Barre, Luzerne County, Pennsylvania and attached hereto as Exhibit "B".

     D. A sub-division plan has been filed for that parcel and said subdivision plan is expected to be signed and filed shortly after the closing under the Asset Purchase Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

      1. The purchase price defined in Section 2.1 of the Original Asset Purchase Agreement shall be reduced by the sum of $1,454,600.00.

      2. The Majority Shareholders shall enter into a Lease for the parcel described in Exhibit "A" with the Buyer for a period of twenty (20) years in the form attached hereto and made a part hereof and marked Exhibit "C".

      3. That promptly upon receipt of all approvals for the subdivision and the expiration of any appeal period and, in no event, later than five (5) months later than the closing on the Original Asset Purchase Agreement, the Majority Shareholders shall convey to the Buyer, subject to all of the covenants and conditions of the Original Asset Purchase Agreement, the land described in Parcel "A" for the same purchase price under the Original Asset Purchase Agreement was reduced.

      4. If the Majority Shareholders are unable to so convey the property within a period of five (5) months then, in that event, the Lease shall remain in full force and effect and the Buyer shall have the option to purchase Parcel "A" anytime during the next seven (7) months for the purchase price hereintofore described at its option, upon the same terms and conditions as set forth in the Original Asset Purchase Agreement.

     5. In all other respects the parties hereto confirm and affirm the conditions and covenants of the Original Asset Purchase Agreement dated February 23, 2000.

     IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

                                   UNI-MARTS, INC.
                                            /S/ HENRY D. SAHAKIAN
                                   By: --------------------------------
                                           Henry D. Sahakian
                                           Chairman and CEO


                                   ORLOSKI SERVICE STATION, INC.

                                            /S/ FRANK R. ORLOSKI
                                   By: --------------------------------
                                           Frank R. Orloski
                                           Chairman and CEO


                                   GRACEDALE PROPERTIES, INC.

                                           /S/ FRANK R. ORLOSKI
                                   By: --------------------------------
                                           Frank R. Orloski
                                           Chairman and CEO


                                   BLAKESLEE CORNER, INC.

                                           /S/ FRANK R. ORLOSKI
                                   By: --------------------------------
                                           Frank R. Orloski Chairman
                                           and CEO

                                     /S/ FRANK R. ORLOSKI
                                   ------------------------------------
                                     Frank R. Orloski

                                     /S/ ADELINE M. ORLOSKI
                                   -------------------------------------
                                     Adeline M. Orloski